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                                                        Exhibit 99.2

[ARMCO LOGO]                                      ARMCO INC.

                                                  SPECIALTY FLAT-ROLLED STEELS

                                                  Pittsburgh, Pennsylvania

 N E W S    F R O M   A R M C O                   CONTACT:
                                                  ----------------------------

                                                        Jim Herzog
                                                        412-255-9825



     ARMCO TO RECORD ONE-TIME GAIN OF $237.5 MILLION IN FIRST QUARTER


     PITTSBURGH, PA, April 8, 1998 --- Armco Inc. (NYSE:AS) announced that it will record a gain of $237.5 million, or $2.21 per share of common stock, related to previously unrecognized net gains in its retiree benefit programs.

     Armco has continued to aggressively manage the significant liabilities associated with these programs through expanded cost containment actions in both pension and retiree medical benefits, including use of managed care and contributions to the pension plans that exceeded minimum funding requirements. These actions, coupled with investment returns on pension plan assets that substantially exceeded assumed returns and lower than expected increases in retiree medical benefit costs, have contributed to an improved financial position of the plans and an increase in unrecognized net gains over the last several years.

     Armco stated that effective January 1, 1998, it changed the method used to amortize unrecognized net gains and losses associated with accounting for pension and other postretirement benefit plans. The cumulative effect of this accounting change will increase Armco's first quarter 1998 net income by $237.5 million, or $2.21 per share of common stock. Armco believes that the change provides an improved assessment of its financial condition since recorded liabilities will now more closely reflect current estimated economic obligations.

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Background on change in accounting method
     At December 31, 1997, Armco reported pension and other postretirement liabilities of $1,227.1 million. However, the actuarially determined estimate of the net present value of Armco's future payments for these obligations was $747.8 million. Therefore, total recorded pension and postretirement benefit liabilities exceeded estimated future obligations by $479.3 million. Of this amount, $419.3 million was unrecognized net gains, which are generated when actual experience differs from assumptions used to calculate pension and other postretirement benefit obligations. These assumptions include discount rates, assumed returns on plan assets, mortality and health care cost trend rates.

     In 1987, when Armco adopted Statement of Financial Accounting Standards, No. 87, Employers' Accounting for Pensions (SFAS 87), and in
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1993, when it adopted SFAS No. 106, Employers' Accounting for
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Postretirement Benefits Other Than Pensions (SFAS 106), Armco chose to
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use the minimum amortization method allowable.  This method, combined with the favorable trends previously mentioned, resulted in the accumulation of substantial unrecognized net gains, causing reported long-term employee benefit liabilities on Armco's balance sheet to be higher than the actuarially determined economic obligations.

     The newly adopted method accelerates the amortization process by immediately recognizing all net gains or losses that exceed a 10-percent corridor as defined in SFAS 87 and 106. Also under the new method, Armco will amortize net gains or losses within the 10-percent corridor over the average remaining service life of covered employees, or about 15 years.

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     Armco said that, while the new amortization method could lead to future earnings that are more sensitive to changes in interest rates and other assumptions used to establish the benefit obligations, it believes that maintaining an amortization period of about 15 years within the 10-percent corridor provides a reasonable buffer against volatility. In analyzing the long-term effect on its financial statements, Armco concluded that the overall benefits of recorded liabilities more closely reflecting economic obligations outweighed the potential for increased volatility to the income statement.

Effect on Shareholders' Equity
     The change will also result in Armco reporting positive total shareholders' equity for the first time since 1992. At December 31, 1997, Armco reported negative shareholders' equity of $152.5 million. Adjusting for the cumulative effect of adopting the accounting change increases shareholders' equity by $237.5 million. On a pro forma basis at December 31, 1997, shareholders' equity would have been a positive $85 million.

     Armco Inc. is a leading domestic producer of specialty flat-rolled stainless, electrical and galvanized steels with plants in Butler, Pennsylvania and Coshocton, Dover, Mansfield and Zanesville, Ohio. Armco also produces snowplows and other ice control products, and standard pipe and tubular products.

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